Exhibit 99.1

Phoenix, AZ – March 31st, 2016 — Alpine 4 Technologies Ltd. (Alpine 4) announced that it has completed the acquisition of Quality Circuit Assembly, Inc. (QCA)  in a cash and debt transaction and will take effective control of QCA on April 1st 2016.  As a result of the acquisition, QCA will become a direct, wholly-owned subsidiary of Alpine 4.

Since 1988, QCA has been providing electronic contract manufacturing solutions delivered to its customers via strategic business partnerships. Turnkey solutions are tailored around each customer's specific requirements and QCA's abilities encompass a wide variety of skills, beginning with prototyping and culminating in the ongoing manufacturing of a complete product or assemblies.

Conveniently located in San Jose, California with close proximity to San Jose airport and all major carriers, Quality Circuit Assembly's primary aim is to provide contract manufacturing solutions to market leading companies within the industrial, scientific, instrumentation, military, medical and green industries.  QCA is also ISO-9001, 13485 and IPC-A-610 certified, and these certifications form the basis of QCA's quality management system and are integrated throughout every level of the business.

Kent Wilson, CEO of Alpine 4, commented, "QCA has a very talented team and have created an impressive electronic manufacturing services company."  Further, Mr. Wilson believes that QCA provides a seasoned and reputable portfolio addition to Alpine 4.   Mr. Wilson also commented, "When we started the process to acquire QCA in December 2015, we saw an opportunity to partner with a great company to further enhance Alpine 4's manufacturing capabilities and growth trajectory.  This transaction affirms the successful transformation of Alpine 4's desire to manufacture its automotive products in house."

Contact Press:
Ian Kantrowitz, Director of Investor Relations
iank@alpine4.com

SOURCE Alpine 4 Technologies, Ltd
RELATED LINKS
www.alpine4.com

Media Contact: Alpine 4 Technologies, Ltd., media@alpine4.com

Forward-Looking Statements:
The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.